UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27. 2011
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation)	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois (Address of principal executive offices)	60045 (Zip Code)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Board of Directors (the “Board”) of Wintrust Financial Corporation (the “Company”), based on the recommendation of the Compensation Committee (the “Committee”) of the Board, authorized the payment of cash bonus awards and grants of restricted stock to the Company’s executive officers for the year ended December 31, 2010. The Committee recommended awards based on its assessment of the Company’s and each executive’s performance measured against previously set financial and business objectives. The following table sets forth the awards to the executive officers of the Company who will be included as named executive officers in the Company’s proxy statement for the 2011 annual meeting of shareholders.

		Number of shares
Name	Cash bonus	of restricted stock
Edward J. Wehmer	$520,000	18,797
David A. Dykstra	$375,000	12,680
Richard B. Murphy	$225,000	7,459
David L. Stoehr	$135,000	1,491
Leona A. Gleason	$125,000	1,491
Item 8.01. Other Events.
     On January 31, 2011, Edward J. Wehmer, President, Chief Executive Officer and Director, adopted a structured, pre-arranged stock trading plan to sell shares of stock in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as well as the policies of Wintrust with respect to insider sales.
     The purpose of the plan is to provide Mr. Wehmer, who receives a substantial portion of his compensation in the form of equity awards and options, with the ability to exercise certain expiring stock options and sell the underlying common stock in an orderly manner and avoid concerns about the timing of those transactions.
     Mr. Wehmer’s trading plan covers the sale of up to 180,000 shares of Wintrust common stock upon the exercise of expiring stock options. The plan is expected to terminate no later than January 21, 2012.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 31, 2011.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dysktra
	Name:	David A. Dykstra
	Title:	Senior Executive Vice President and Chief Operating Officer

Date: February 2, 2011

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated January 31, 2011.

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